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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Owens Corning
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           Notice of Annual Meeting
                                of Stockholders
                              and Proxy Statement


                                    [LOGO]
                             SYSTEM THINKING (TM)
                             Makes the Difference


                                 DATE & TIME:
                           Thursday, April 20, 2000
                                    2 p.m.


                                    PLACE:
                       Owens Corning World Headquarters
                           One Owens Corning Parkway
                                 Toledo, Ohio

                                 OWENS CORNING

                       Owens Corning World Headquarters
                           One Owens Corning Parkway
                              Toledo, Ohio 43659

     Notice of Annual Meeting of Stockholders to be held on April 20, 2000

  The annual meeting of stockholders of OWENS CORNING will be held at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, on Thursday, April 20, 2000 at 2:00 o'clock P.M.

  The meeting will be held for the following purposes:

  1. To elect three directors to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To consider a proposal to approve the action of the Board of Directors in selecting Arthur Andersen LLP as independent public accountants for the year 2000;

  3. To consider a stockholder proposal concerning classified board; and

  4. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 21, 2000 are entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available at the offices of Owens Corning, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, for a period of at least ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                          MAURA ABELN SMITH
                                          Secretary

Toledo, Ohio
March 17, 2000


  IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PROMPTLY EITHER BY
(1) SIGNING AND RETURNING THE ENCLOSED PROXY CARD, (2) USING OUR TELEPHONE VOTING SYSTEM, OR (3) ACCESSING THE WORLD WIDE WEBSITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET.

  Should you plan to attend the meeting, you may be interested to know that Owens Corning has adopted a business casual dress standard in lieu of traditional business attire. We believe that creating a more casual approach to business directly relates to our growth initiatives and serves as a visual reminder of the direction we are growing--to be faster, more open and collaborative--in other words, a thoroughly contemporary company.

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
General Information.........................................................   1

Proposal 1. Election of Directors...........................................   2

  Biographies of Nominees and Continuing Directors.......................... 2-6

  Stock Ownership of Management.............................................   7

  Section 16(a) Beneficial Ownership Reporting Compliance...................   7

  Committees and Meetings of the Board of Directors.........................   8

  Directors' Compensation...................................................   9

  Transactions with Owens Corning...........................................  10

  Compensation Committee Report on Executive Compensation...................  11

  Executive Compensation....................................................  14

  Retirement Benefits.......................................................  17

  Employment and Severance Agreements.......................................  18

  Performance Graph.........................................................  19

Proposal 2. Selection of Independent Public Accountants.....................  19

Proposal 3. Stockholder Proposal............................................  20

Other Matters...............................................................  22

                                PROXY STATEMENT

GENERAL INFORMATION

  This proxy statement is furnished by the Board of Directors of Owens Corning in connection with the solicitation of proxies to be used at the 2000 Annual Meeting of Stockholders ("Annual Meeting"), which is scheduled to take place on April 20, 2000 at 2:00 P.M. at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio. This proxy statement and a proxy card are scheduled to be mailed to stockholders commencing on March 17, 2000.

  You can ensure that your shares are voted by proxy at the Annual Meeting by either signing and returning the enclosed proxy card, using our telephone voting system, or accessing the world wide website indicated on your proxy card to vote via the internet. Authorizing a proxy through one of these methods will not affect your right to attend the meeting and vote in person. A stockholder who authorizes a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, authorizing another proxy with a later date, or notifying the Inspectors of Election in writing of the revocation.

Major Stockholders

  Based on Schedule 13G filings, stockholders holding 5% or more of Owens Corning common stock as of December 31, 1999 were:

              NAME                         ADDRESS           SHARES       %
--------------------------------  ------------------------- ---------    ----
Sanford C. Bernstein & Co., Inc.  767 Fifth Avenue          6,182,043(1) 11.0
                                  New York, NY 10153

FMR Corp. and related entities    82 Devonshire St.         5,539,561(2)  9.8
                                  Boston, MA 02109

Franklin Resources, Inc. and      777 Mariners Island Blvd. 5,526,440(3)  9.8
 related entities                 San Mateo, CA 94404

Morgan Stanley Dean Witter & Co.  1585 Broadway             3,344,327(4)  5.9
 and related entities             New York, NY 10036

--------
(1) Sole dispositive power; sole voting power over 3,315,612 shares (5.9%) and shared voting power over 516,023 shares (less than 1%).

(2) Sole dispositive power; sole voting power over 209,661 shares (less than 1%).

(3) Sole voting and dispositive powers; Templeton Growth Fund Inc. held interest in more than 5% of class.

(4) Shared dispositive power; shared voting power over 3,185,027 shares
    (5.6%).

  In addition, as of February 21, 2000 ("Record Date"), Owens Corning employees, including officers, beneficially owned 6,878,459 shares (12.2%) of Owens Corning common stock under Owens Corning sponsored savings plans in the United States and Canada.

PROPOSAL 1. ELECTION OF DIRECTORS

  Owens Corning's Board of Directors currently is composed of twelve directors, divided into three classes. Directors' terms of office are for three years and expire on a staggered basis at the annual meeting of stockholders.

  The directors whose terms expire at the Annual Meeting are: Norman P. Blake, Jr., Leonard S. Coleman, Jr., Jon M. Huntsman, Jr., and W. Ann Reynolds. Due to scheduling conflicts and other commitments during the next year, Mr. Huntsman, a director since 1993, has elected not to stand for re-election. The Board of Directors has nominated each of the remaining individuals for re-election at the Annual Meeting at the recommendation of the Board's Corporate Governance Committee, which consists solely of outside directors. Effective as of the Annual Meeting, the Board of Directors has set the size of the Board at eleven directors.

  Biographies of each nominee for director and each director whose term continues past the Annual Meeting follow this section.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

  Unless a stockholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the three nominees for director. Should any of these nominees become unable to accept nomination or election, the proxies will be voted for the other nominees and any substitute nominees, unless the stockholder specifically votes otherwise. The Board of Directors now knows of no reason why any nominee will be unable to serve as a director.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the 2003 annual meeting of stockholders and until his or her successor is duly elected and qualified.

  Nominees for Election as Directors--term expiring 2003

[Photo of              Norman P. Blake, Jr., 58. Chief Executive Officer of
Norman P. Blake]       the United States Olympic Committee, Colorado Springs,
                       CO. Director since 1992.

                       A graduate of Purdue University, Mr. Blake became Chief Executive Officer of the United States Olympic Commit-tee in February 2000. Prior to that, he served as Chief Executive Officer and President of Promus Hotel Corpo-ration beginning in 1998; Chairman, Chief Executive Of-ficer and President of USF&G Corporation beginning in 1990; and Chairman and Chief Executive Officer of Heller International Corporation of Chicago.

                       Mr. Blake is a director of Enron Corporation and a mem-ber of the Community Partnership for Education. He is also a member of the Purdue Research Foundation and Purdue University's President's Council and Dean's Ad-visory Council, Krannert Graduate School of Management. He is the recipient of the degree of Doctor of Econom-ics honoris causa from Purdue University, granted jointly by the Krannert Graduate School of Management and School of Liberal Arts.

[Photo of              Leonard S. Coleman, Jr., 51. Senior Advisor to Major
Leonard S. Coleman]    League Baseball, and former President of The National
                       League of Professional Baseball Clubs, professional sports, New York, NY. Director since 1996.

                       A graduate of Princeton and Harvard Universities, Mr. Coleman became President of The National League of Pro-fessional Baseball Clubs in 1994 after serving as Exec-utive Director, Market Development of Major League Baseball. He assumed his current position in 1999.

                       Mr. Coleman is a director of H. J. Heinz Company, the Omnicom Group, New Jersey Resources, Avis Rent A Car, Inc., Cendant Corporation and Radio Unica. He also serves as an advisory director of the Martin Luther King, Jr. Center for Non-Violent Social Change and di-rector of The Metropolitan Opera, The Schumann Fund, The Clark Foundation, The Children's Defense Fund, Se-ton Hall University, and The National Urban League.


[Photo of              W. Ann Reynolds, 62. President of The University of Al-
W. Ann Reynolds]       abama at Birmingham, Birmingham, AL. Director since
                       1993.

                       A graduate of Kansas State Teachers College and the University of Iowa, Dr. Reynolds assumed her current position in 1997. Previously, she was Chancellor of City University of New York for seven years and served eight years as Chancellor of the twenty-campus Califor-nia State University system.

                       Dr. Reynolds is a director of Humana, Inc., Abbott Lab-oratories and Maytag Corporation. She is also a member of the American Association for the Advancement of Sci-ence, the American Association of Anatomists, the Amer-ican Board of Medical Specialties, the Society for Gyn-ecological Investigation, and the Perinatal Research Society.


Incumbent Directors--term expiring 2002

[Photo of              Curtis H. Barnette, 65. Chairman and Chief Executive
Curtis  H. Barnette]   Officer of Bethlehem Steel Corporation, steel manufac-
                       turing, Bethlehem, PA. Director since 1999.

                       A graduate of West Virginia University, Yale Law School and the Advanced Management Program of the Harvard Business School, Mr. Barnette was also a Fulbright Scholar in International Law at the University of Man-chester, England. Mr. Barnette has held his current po-sition at Bethlehem Steel since 1992. Previously, he served that company in various capacities since 1967, including as Senior Vice President and director from 1986 and General Counsel and Secretary from 1977.

                       Mr. Barnette is a director of Bethlehem Steel Corpora-tion and the Metropolitan Life Insurance Company, a trustee of Lehigh University, a member of the Board of Advisors of West Virginia University, and a member of the Policy Committee of the Business Roundtable and of the

                       Business Council. He is a director and past Chairman of the American Iron and Steel Institute, the Interna-tional Iron and Steel Institute, the Pennsylvania Busi-ness Roundtable, and the West Virginia University Foun-dation. Mr. Barnette is also a member of the Presi-dent's Trade Advisory Committee and has served as a member of the Council of the Administrative Conference of the United States and the Coal Commission.

                       Among his past activities, Mr. Barnette served as Pres-ident of the Association of General Counsel, Chairman of the American Society of Corporate Secretaries and a member of the Legal Advisory Committee of the New York Stock Exchange.


[Photo of              Ann Iverson, 56. President and Chief Executive Officer
Ann Iverson]           of International Link, an international consulting
                       firm, Scottsdale, AZ. Director since 1996.

                       Ms. Iverson began her career in retailing and held var-ious buying and executive positions at retail stores in the U.S. through 1989, including Dayton Hudson, US Shoe and Bloomingdales. She then joined British Home Stores as Director of Stores Planning, Design, Construction and Merchandising in 1990; Mothercare as Chief Execu-tive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Execu-tive Officer of International Link.


[Photo of              W. Walker Lewis, 55. Chairman, Devon Value Advisers,
W. Walker Lewis]       financial consulting and investment banking firm,
                       Greenwich, CT and New York, NY. Director since 1993.

                       Previously, Mr. Lewis served as Senior Advisor to SBC Warburg Dillon Read, Senior Advisor to Marakon Associ-ates and Managing Director, Kidder, Peabody & Co., Inc. Prior to April 1994, he was President, Avon U.S. and Executive Vice President, Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a wholly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a management consulting firm he founded in 1972. He is a graduate of Harvard College, where he was President and Publisher of the Harvard Lampoon.

                       Mr. Lewis is Chairman of London Fog Industries, Inc. and a director of American Management Systems, Inc. and Mrs. Fields' Original Cookies, Inc. He is also a member of the Council on Foreign Relations, the Washington In-stitute of Foreign Affairs, and The Harvard Committee on University Resources.

[Photo of              Furman C. Moseley, Jr., 65. Chairman of Sasquatch
Furman C. Moseley]     Books, Inc., publishing, Seattle, WA. Director since
                       1983.

                       Mr. Moseley joined Simpson Paper Company in 1960 and retired in June 1995 as Chairman of that company and President of Simpson Investment Company.

                       Mr. Moseley is a director of Eaton Corporation.


  Incumbent Directors--term expiring 2001

[Photo of              Gaston Caperton, 60. President and Chief Executive Of-
Gaston Caperton]       ficer of The College Board, not-for-profit educational
                       association, New York, NY and Chairman of The Caperton
                       Group, a business investment and development company, Shepherdstown, WV; former Governor of the State of West
                       Virginia. Director since 1997.

                       A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. He was elected Governor of West Virginia in 1988 and 1992 and, under his leadership, the state significantly improved its education system, infrastructure and economy. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Prior to beginning his current position in mid-1999, Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College.

                       Mr. Caperton is a director of United Bankshares, Inc. and Energy Corporation of America. He was the 1996 Chair of the Democratic Governors' Association, and served on the National Governors' Association executive committee and as a member of the Intergovernmental Pol-icy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, South-ern Regional Education Board, and the Southern Growth Policy Board.


[Photo of              William W. Colville, 65. Retired; former Senior Vice
William W. Colville]   President, General Counsel and Secretary of Owens Cor-
                       ning. Director since 1995.

                       A graduate of Yale University and the Columbia Univer-sity Law School, Mr. Colville began his career at Owens Corning in 1984 as Senior Vice President and General Counsel. Prior to joining Owens Corning, he was Presi-dent of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982.

                       Mr. Colville is a director of Nordson Corporation.

[Photo of              Landon Hilliard, 60. Partner, Brown Brothers Harriman &
Landon Hilliard]       Co., private bankers, New York, NY. Director since
                       1989.

                       A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979.

                       Mr. Hilliard is a director of Norfolk Southern Corpora-tion and Western World Insurance Company. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

[Photo of              Glen H. Hiner, 65. Chairman of the Board and Chief Ex-
Glen H. Hiner]         ecutive Officer, Owens Corning. Director since 1992.

                       A graduate of West Virginia University, Mr. Hiner spent 35 years of his professional career at General Electric Company, eventually becoming Senior Vice President and head of GE Plastics. He was elected Chairman and Chief Executive Officer of Owens Corning in January 1992.

                       Mr. Hiner is a director of Dana Corporation, Kohler Co., and The Prudential Insurance Company of America.

Stock Ownership of Management

  The following table shows information concerning beneficial ownership of Owens Corning common stock on February 21, 2000 by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 14 ("Named Executive Officers"), and by all directors and executive officers as a group. With the exception of the ownership of Mr. Hiner (1.0%) and all directors and executive officers as a group (2.3%), each ownership shown represents less than 1% of the shares of common stock outstanding. Owens Corning's stock ownership guidelines for directors are to own a minimum of 2,000 shares within five years of becoming a director; stock ownership guidelines for officers range from 85,000 shares for the Chief Executive Officer to 9,000 to 20,000 shares for other executive officers.

                                                      Amount And Nature
                         Name                      Of Beneficial Ownership
                         ----                      -----------------------
      Curtis H. Barnette.........................             3,000(1)
      Norman P. Blake, Jr........................            17,575(1)(3)
      David T. Brown.............................           100,969(1)(2)
      Gaston Caperton............................             7,014(1)(3)
      Domenico Cecere............................            87,110(1)(2)(4)
      Leonard S. Coleman, Jr.....................             7,528(1)(3)
      William W. Colville........................            15,111(1)
      Landon Hilliard............................             6,043(3)
      Glen H. Hiner..............................           578,178(1)(2)
      Jon M. Huntsman, Jr........................            13,059(1)(3)
      Ann Iverson................................             9,514(1)(3)
      W. Walker Lewis............................            14,075(1)(3)
      Furman C. Moseley, Jr......................            45,004(3)
      W. Ann Reynolds............................            15,289(1)(3)(4)
      J. Thurston Roach..........................            61,324(1)(2)
      Maura Abeln Smith..........................            51,334(1)(2)
      All Directors and Executive Officers
       (including Named
       Executive Officers) (22 persons)..........         1,321,319(1)(2)(3)(4)

--------
(1) Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options under Owens Corning benefit plans within 60 days after the Record Date, as follows: Mr. Barnette, 2,000; Mr. Blake, 10,000; Mr. Brown, 78,167; Mr. Caperton, 6,000; Mr. Cecere, 62,167; Mr. Coleman, 6,000; Mr. Colville, 10,000; Mr. Hiner, 391,666; Mr. Huntsman, 10,000; Ms. Iverson, 8,000; Mr.
    Lewis, 10,000; Dr. Reynolds, 10,000; Mr. Roach, 45,334; Ms. Smith, 34,667;
    All Directors and Executive Officers (22 persons), 881,827.
(2) Includes shares over which there is sole voting power, but no investment power, as follows: Mr. Brown, 17,246; Mr. Cecere, 17,433; Mr. Hiner, 94,291; Mr. Roach, 15,230; Ms. Smith, 14,769; All Directors and Executive Officers (22 persons), 235,047.
(3) Includes deferred shares over which there is currently no voting or investment power, as follows: Mr. Blake, 3,075; Mr. Caperton, 1,014; Mr. Coleman, 1,528; Mr. Hilliard, 2,043; Mr. Huntsman, 2,559; Ms. Iverson, 1,014; Mr. Lewis, 3,075; Mr. Moseley, 5,654; Dr. Reynolds, 2,559; All
    Directors and Executive Officers (22 persons), 22,521.
(4) Does not include shares of common stock held by family members as to which beneficial interest is disclaimed, as follows: Mr. Cecere, 1,800; Dr. Reynolds, 700; All Directors and Executive Officers (22 persons), 2,500.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require Owens Corning's directors, and certain officers and greater than ten percent stockholders, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Owens Corning undertakes to file such forms on behalf of the reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Such reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

  Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1999, except that one form, reporting two sales aggregating 1,360 shares for Robert C. Lonergan, an executive officer, was filed one day late due to a clerical error.

Committees and Meetings of the Board of Directors

  The Board of Directors has standing audit, compensation, corporate governance, executive and finance committees. The Corporate Governance Committee also serves as a nominating committee. The Board of Directors held 7 meetings during 1999. All directors, except Mr. Huntsman, attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

Audit Committee

Norman P. Blake, Jr.,    Responsible for overseeing financial reporting and
Chairman                 internal controls. Recommends independent public
Curtis H. Barnette       accountant to the Board of Directors; reviews
Leonard S. Coleman, Jr.  significant accounting policies, accruals, reserves
Ann Iverson              and estimates made by management; and reviews
W. Walker Lewis          policies and procedures for assuring accurate and
W. Ann Reynolds          complete quarterly financial reporting, as well as
                         compliance with applicable laws and regulations. The
                         Audit Committee held 3 meetings in 1999.







Compensation Committee

Landon Hilliard,         Reviews Owens Corning's policies concerning
Chairman                 compensation and benefits for officers and directors;
Curtis H. Barnette       approves the salaries and incentive opportunities of
Norman P. Blake, Jr.     all executive officers of Owens Corning; determines
Furman C. Moseley, Jr.   incentive payments for all executive officers; and
W. Ann Reynolds          reviews the compensation of the Chief Executive
                         Officer. (A report by the Compensation Committee follows on page 11.) The Compensation Committee held
                         3 meetings in 1999.






Corporate Governance Committee

W. Walker Lewis,         Serves as the nominating committee for membership to
Chairman                 the Board of Directors; annually reviews the
Gaston Caperton          appropriate skills and characteristics required of
Leonard S. Coleman, Jr.  Board members; provides advice about meeting dates,
Jon M. Huntsman, Jr.     the agenda and the character of information to be
W. Ann Reynolds          presented at Board meetings; and reviews plans and
                         personnel for management continuity and development.
                         The Corporate Governance Committee held 2 meetings in
                         1999.

Executive Committee

Glen H. Hiner,           May exercise the powers of the Board of Directors,
Chairman                 with certain exceptions, in the intervals between
William W. Colville      meetings of the Board. The Executive Committee held 1
Landon Hilliard          meeting in 1999.
Jon M. Huntsman, Jr.
Ann Iverson
Furman C. Moseley, Jr.


Finance Committee

Furman C. Moseley, Jr.,  Responsible for reviewing financial plans, structure
Chairman                 and policies of Owens Corning, including annual and
Gaston Caperton          long-range operating plans and capital structure. Has
William W. Colville      oversight responsibility for Owens Corning's funded
Landon Hilliard          retirement plans. The Finance Committee held 4
Jon M. Huntsman, Jr.     meetings in 1999.







Directors' Compensation

  Retainer and Meeting Fees--In 1999, Owens Corning paid each director who was not an Owens Corning employee an annual retainer of $25,000. Non-employee Committee Chairmen receive an additional retainer of $4,000 each year. In addition, Owens Corning paid non-employee directors a fee of $1,000 for (a) attendance at one or more meetings of the Board of Directors on the same day,
(b) attendance at one or more meetings of each Committee of the Board of Directors on the same day, and (c) for each day's attendance at other functions in which directors were requested to participate.

  A director may elect to defer all or a portion of his or her annual retainer and meeting fees under the Directors' Deferred Compensation Plan, in which case his or her account is credited with the number of shares of common stock that such compensation could have purchased on the date of payment. The account is also credited with the number of shares which dividends on the credited shares could have purchased on dividend payment dates. Payments are made in cash based on the value of the account, which is determined by the then fair market value of Owens Corning common stock, at the time the individual ceases to be a director.

  Stock Plan for Directors--Owens Corning maintains a stockholder approved Stock Plan for Directors, applicable to each director who is not an Owens Corning employee. The plan provides for two types of grants to each eligible director: (1) a one-time non-recurring grant of options to each new outside director to acquire 10,000 shares of common stock at a per share exercise price of 100 percent of the value of a share of common stock on the date of grant, and (2) an annual grant of 500 shares of common stock on the fourth Friday in April.

  Initial option grants become exercisable in equal installments over five years from date of grant, subject to acceleration in certain events, and generally expire ten years from date of grant. No grant may be made under the plan after August 20, 2007, and a director may not receive an annual grant of common stock in the same calendar year he or she receives an initial option grant. A director entitled to receive an annual grant may elect to defer receipt of the common stock until he or she leaves the Board of Directors.

  In 1999, Mr. Barnette received an initial option grant for 10,000 shares of common stock with an exercise price of $34.625 per share, and Messrs. Blake, Caperton, Coleman, Colville, Hilliard, Huntsman, Lewis, and Moseley, Ms. Iverson and Dr. Reynolds each received (or deferred) an annual 500 share grant valued at $18,031 on the date of grant (based on the closing price of Owens Corning common stock as reported in the New York Stock Exchange Composite Transactions).

  Indemnity Agreements--Owens Corning has entered into an indemnity agreement with each member of the Board of Directors which provides that, if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), Owens Corning will indemnify the director to the fullest extent authorized by Owens Corning's by-laws, notwithstanding any subsequent amendment, repeal or modification of the by-laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

  The indemnity agreement also provides that, in the event of a potential change of control (as defined in the agreement), the director is entitled to require the creation of a trust for his or her benefit, the assets of which would be subject to the claims of Owens Corning's general creditors, and the funding of such trust from time to time in amounts sufficient to satisfy Owens Corning's indemnification obligations reasonably anticipated at the time of the funding request.

  Charitable Award Program--To recognize the interest of Owens Corning and its directors in supporting worthy educational institutions and other charitable organizations, Owens Corning permits each director (subject to certain vesting requirements) to nominate up to two organizations to share a contribution of $1 million from the Owens-Corning Foundation, which is funded through contributions from Owens Corning. Contributions to the nominated charitable organizations will be made by the Foundation in ten annual installments after the death of a director. Owens Corning expects to ultimately fund its contributions to the Foundation (as well as insurance premiums) from the proceeds of life insurance policies which it maintains on directors. Directors will receive no financial benefit from this program, since the charitable deduction and insurance proceeds accrue solely to Owens Corning.

Transactions with Owens Corning

  Upon his retirement as an executive officer on December 31, 1994, Owens Corning entered into an agreement with William W. Colville, who subsequently became a director of Owens Corning. Such agreement was amended in September 1997 in connection with Mr. Colville's agreement to serve in an interim officer capacity for Owens Corning. The amended agreement provides for Mr. Colville's retention as a consultant for a one-year term, annually renewable at the end of each year through 1999 unless mutually agreed by the parties. Under this agreement, Mr. Colville receives a monthly consulting fee of $14,583, and is also eligible for office space and related services plus reimbursement of expenses incurred in the performance of services for Owens Corning. When Mr. Colville ceases to be a consultant, his retirement benefit will be recomputed to include five years of service under the agreement as if it were employment by Owens Corning. This will increase his monthly supplemental pension by approximately $1,400 per month.

  Director Jon M. Huntsman, Jr. is Vice Chairman of, and his family owns a majority interest in, Huntsman Corporation. Business units of Owens Corning purchased approximately $150,000 of materials from Huntsman companies during 1999. Director Landon Hilliard is a partner of Brown Brothers Harriman & Co. ("BBH"), a private banking firm. BBH acts as one of the investment managers for the Fibreboard Settlement Trust, which holds certain assets that are available to fund asbestos related liabilities of Fibreboard Corporation, a subsidiary of Owens Corning. During 1999, BBH earned fees of approximately $70,000 from the Trust for these services.

Compensation Committee Report on Executive Compensation

To the Stockholders of Owens Corning

  The Compensation Committee (the "Committee") reviews Owens Corning's compensation programs to promote the attraction, retention and motivation of a highly qualified leadership team that will accomplish Owens Corning's strategic business goals. The members of the Committee are independent, non-employee directors.

  Philosophy--The Committee's philosophy is to provide a total pay opportunity for all executive officers, including Mr. Hiner, the Chairman and Chief Executive Officer, that is competitive with the external market and rewards individual contribution based on Company performance against a predetermined set of goals, both short-term and long-term. This philosophy is intended to align executive interests with those of shareholders and to create shareholder value by maximizing Company performance. Key elements of the executive pay opportunity include base salary, annual incentive and long-term incentive compensation. In certain critical years, the Committee also implements special cash incentive programs with payment tied to achievement of specified business results to both motivate and retain executive officers, as well as provide positive business results for our shareholders. In determining competitive compensation levels, the Committee analyzes independent survey data from comparator companies in the context of executive performance. Since Owens Corning's market for executive talent extends beyond its own industry, the survey data include companies outside the Dow Jones Building Materials Index referred to in the Performance Graph below.

  Deductibility of Compensation--Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), generally prevents Owens Corning from claiming a tax deduction for compensation in excess of $1 million paid to the Chairman and Chief Executive Officer and to the other four most highly-paid executive officers of the Company. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements of the Internal Revenue Code. The Committee has determined that it is in the best interests of the Company and its shareholders to structure executive officers' compensation so it will not be subject to the deduction limit to the extent practicable, provided that doing so is consistent with Owens Corning's other corporate objectives. Accordingly, the Committee has previously structured compensatory arrangements that under certain circumstances may be subject to the deduction limit, and may do so in the future.

  Base Salary--Typically, base salaries are targeted between the 25th and 75th percentile of comparator companies' base salaries for comparable positions. Actual salaries for executive officers can deviate from targeted salary levels based on an individual's experience and level of performance in the position.

  Individual salary increases are generally based on the officer's contribution to the Company; performance against pre-established goals; support of Owens Corning's core values of customer satisfaction, individual dignity and shareholder value; competitive practices and the relationship of the officer's current salary to the market value of the job. Individual salary increases are administered within an overall Company merit budget and salary band for the individual's position. The time between actual salary increases for the executive officers generally ranges from 10 to 18 months or more.

  Effective August 1, 1999, Mr. Hiner's base salary was increased to $1 million, which represented an annualized increase of 3.3% over the 19-month period since his last salary adjustment.

  Annual Incentive Compensation--Annual incentive payment "targets" for the executive officers are generally set at the 75th percentile of the comparator companies' actual incentive payments. The Corporate Incentive Plan applicable to Internal Revenue Code Section 162(m) covered employees (the "Plan") which, for 1999, included Mr. Hiner and the other Named Executive Officers identified below, was approved by shareholders in 1999. The Plan's terms are based upon selected financial criteria (tied to business objectives), as determined by the Committee each year. In 1999, these criteria and weightings were income from operations (75%) and shareholder value added (25%). Goals were set for each criterion, including thresholds for each measure which identified the minimum level of business performance at which any funding occurs. The goals were approved by the Committee in February 1999 after a review of key business and economic assumptions for the year. Actual business results against the criteria determined amounts available for payments. Each Named Executive Officer's participation in the Plan was based upon his/her job level, with each officer eligible to earn a percentage of base salary.

  For 1999 the Committee also established a special incentive opportunity under the Plan for those officers most directly able to influence Owens Corning's ability to exceed each of its established goals (including the Named Executive Officers referenced below). With 1999 being a critical year for the Company and its shareholders, it was the Committee's intent to create a special incentive opportunity that would enable the Company to exceed its business plan for the year. This plan's terms consisted of funding based on income from operations ("IFO"), with payment contingent on the Company surpassing the IFO target set forth in the 1999 Corporate Incentive Plan. The specific IFO goals were approved by the Committee in February 1999.

  Under the Plan, total payments to any Named Executive Officer cannot exceed $4 million per year. Mr. Hiner's total incentive compensation for 1999 under the Plan, amounts to $3,029,000. In determining Mr. Hiner's incentive compensation award for 1999, the Committee primarily focused on Owens Corning's performance in the two measurement areas described above (income from operations and shareholder value added), and the incentive award generated for Mr. Hiner by that performance against the goals set for the Company in each measurement area.

  Long-Term Incentive Compensation--The Company's philosophy regarding the long-term rewards to its executives is to establish a link between executive compensation and pre-determined business goals which, in turn, creates shareholder value and aligns executive interests with those of stockholders. Long-term incentives currently consist of awards of Stock Options and Restricted Stock provided under Owens Corning's Stock Performance Incentive Plan ("SPIP") approved by shareholders in 1992 and amended and approved again by shareholders in 1996, as well as restricted stock with attendant performance criteria ("Performance Restricted Shares") or cash equivalents provided under the Long-Term Performance Incentive Plan ("LTPIP"), the terms of which are set forth as a component of the SPIP. The portion of the LTPIP applicable to Internal Revenue Code Section 162(m) covered employees was approved by shareholders in 1996. The Committee's objective is to provide awards that result in values approximating the median of the total long-term incentives provided by comparator companies. The executive officers including Mr. Hiner participate in the LTPIP and SPIP.

  The Committee believes that Stock Options encourage executive officers to relate their long-term economic interests to other shareholders. The 1999 Stock Options were granted with exercise prices equal to the fair market value of common stock on the date of grant. These Stock Options vest after three years if a $55 average closing price is achieved for ten consecutive trading days on or before February 4, 2002, or vest after five years if such average closing price is not achieved. All Stock Options granted to executive officers have an exercise period of ten years from date of grant.

  Restricted Stock is used to provide continuing incentives to increase value to our shareholders and to retain certain executive officers. The 1999 grants of Restricted Stock to executive officers vest one-third each in the third, fourth and fifth years after date of grant if a $55 average closing price is achieved for ten consecutive trading days on or before February 4, 2002, or will vest one-third each in the fifth, sixth and seventh years after date of grant if such closing price is not achieved.

  The LTPIP has provided incentive compensation opportunities which are directly tied to the achievement of the Company's performance goals over a period of three years. Under the LTPIP terms in effect for 1999, the executive officers, including Mr. Hiner, had the opportunity to earn cash equal to the market value on the date of payment of a specified number of shares of Company stock ("Phantom Performance Shares"), contingent upon the degree to which performance goals for the performance period were met. There were no payouts made to executive officers under the LTPIP in 1999.

  The size of each executive officer's equity-based award granted in 1999 was based on the individual's responsibility level and contributions to fiscal and operating results, together with competitive practices within the industry and nationally. In addition, each executive officer's past Stock Option and Restricted Stock grants were considered as well as the Committee's assessment of each executive's individual contributions. In 1999, Mr. Hiner was awarded 243,000 Stock Options and 65,500 shares of Restricted Stock. In an effort to strengthen the linkage between executive officers' compensation and shareholders' interests, the 1999 equity awards reflect a one-time upweighting. In view of this upweighting, the Committee does not anticipate additional equity awards to these Officers in 2000.

Respectfully submitted,
 Compensation Committee

                                          Landon Hilliard, Chairman
                                          Curtis H. Barnette
                                          Norman P. Blake, Jr.
                                          Furman C. Moseley, Jr.
                                          W. Ann Reynolds

  Compensation Committee Interlocks and Insider Participation--The Compensation Committee presently consists of Landon Hilliard (Chairman), Curtis H. Barnette, Norman P. Blake, Jr., Furman C. Moseley, Jr. and W. Ann Reynolds. John H. Dasburg served on the Committee through his retirement from the Board of Directors at the 1999 Annual Meeting. No other persons have served on the Compensation Committee since the beginning of 1999.

Executive Compensation

  The following tables provide information on compensation and stock-based awards received by Owens Corning's Chief Executive Officer and the four other highest paid individuals who were serving as executive officers of Owens Corning at the end of 1999. These five individuals are referred to as the "Named Executive Officers" in this Proxy Statement.

                          Summary Compensation Table

  The following table contains information about compensation paid, and certain awards made, by Owens Corning to the Named Executive Officers for the three-year period ended December 31, 1999.

                                                                    Long Term Compensation
                                                                 -----------------------------
                    Annual Compensation                                 Awards         Payouts
---------------------------------------------------------------  --------------------- -------
                                                                 Restricted Securities
                                                   Other Annual    Stock    Underlying  LTIP    All Other
        Name and              Salary    Bonus      Compensation   Award(s)   Options/  Payouts Compensation
   Principal Position    Year   ($)      ($)          ($)(1)       ($)(2)   SARs(#)(3)   ($)       ($)
------------------------ ---- ------- ---------    ------------  ---------- ---------- ------- ------------
Glen H. Hiner........... 1999 970,833 3,029,000      224,907(7)  2,280,219   243,000              35,688(9)
 Chairman and Chief      1998 950,000 1,900,000      138,360(7)    241,719    90,000   337,695    37,898(9)
 Executive Officer       1997 900,000   325,000      106,744(7)    380,375    45,000              47,599(9)

Domenico Cecere(4)...... 1999 450,000   995,000                    452,562    50,000              12,000(9)
 Senior Vice President   1998 332,917 1,020,000                     56,875    34,000    54,031     4,885(9)
 and                     1997 241,667    70,000                     67,125    10,000                 230(9)
 President, Building
 Materials Systems
 Business

Maura Abeln Smith(5).... 1999 450,000   950,000                    452,562    50,000              15,896(9)
 Senior Vice President,  1998 356,250 1,250,000      149,771(8)    133,656    52,000               5,333(9)
 General Counsel and
 Secretary

J. Thurston Roach (4)(5) 1999 425,000   892,500                    417,750    48,000              11,380(9)
 Senior Vice President   1998 371,875   795,000                     84,375    68,000               3,741(9)
 and
 Chief Financial Officer

David T. Brown(4)....... 1999 300,000   771,900(6)                 348,125    36,000              11,913(9)
 Vice President and      1998 271,500   595,400                     51,188    28,000    72,942     5,095(9)
 President, Insulating   1997 242,416    55,000                     76,075    12,000               5,469(9)
 Systems Business

-------
(1) "Other Annual Compensation" includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus for the year, as well as certain other items of compensation. For 1999, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold.
(2) Reflects awards of restricted stock under the Owens Corning Stock Performance Incentive Plan. The value of the restricted stock awards shown in the table was calculated by multiplying the number of shares awarded by the closing price of Owens Corning common stock on the date of award (as reported in the New York Stock Exchange Composite Transactions). The 1999 awards will vest in three equal annual installments beginning on February 5, 2002 if Owens Corning common stock achieves a ten-consecutive-day-average-closing-price of $55 on or before February 4, 2002 or, if such average-closing-price is not achieved by such date, will vest in three equal annual installments beginning on February 5, 2004. The 1998 award to Ms. Smith consisted of 4,700 shares, of which 1,500 vested on each of December 31, 1998 and 1999 and the remainder will vest in 3 equal annual installments beginning February 13, 2001.

    At the end of 1999, Mr. Hiner held a total of 98,832 shares of restricted stock valued at $1,908,693; Mr. Cecere held a total of 17,900 shares of restricted stock valued at $345,694; Ms. Smith held a total of 14,700 shares of restricted stock valued at $283,894; Mr. Roach held a total of 15,000 shares of restricted stock valued at $289,688; and Mr. Brown held a total of 15,883 shares of restricted stock valued at $305,775. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of Owens Corning common stock on December 31, 1999 ($19.3125 per share, as reported in the New York Stock Exchange Composite Transactions). Dividends are paid by Owens Corning on restricted stock held by the Named Executive Officers.
(3) Represents shares of Owens Corning common stock underlying options granted under the Stock Performance Incentive Plan in 1997 through 1999. For 1997 and 1998 grants, one-third of each stock option award becomes exercisable in each of the first through the third years following the grant. The 1999 awards become exercisable three years after date of grant if Owens Corning common stock achieves a ten-consecutive-day-average-closing-price of $55 or more on or before February 4, 2002 or, if such average-closing-price is not achieved by such date, become exercisable five years after date of grant. Vesting may accelerate in the event of death, disability, retirement, involuntary termination due to job elimination, Change of Control (as defined in the Stock Performance Incentive Plan), and in certain other events at the discretion of the Compensation Committee. No stock appreciation rights (SARs) were granted in 1997 through 1999.
(4) Prior to January 1999, Mr. Cecere served as Senior Vice President and
    Chief Financial Officer and Mr. Roach served as Senior Vice President and President, North America Building Materials Systems Business.
(5) Ms. Smith and Mr. Roach joined Owens Corning in February 1998.
(6) Includes a special award of $120,000 in recognition of Mr. Brown's exceptional contributions during 1999 to the strong performance of the Insulating Systems Business.
(7) Mr. Hiner's numbers reflect contractually required tax payments on income from his Pension Preservation Trust account. The Pension Preservation
    Trust is described on page 18.
(8) Number reflects $112,213 as reimbursement of certain taxes on sign-on bonus and $37,558 as supplemental reimbursement of relocation expenses.
(9) Of Mr. Hiner's numbers, $23,965, $32,714 and $42,349 were the present values (based upon the Applicable Federal Rate from date of payment to earliest date of repayment to Owens Corning) of split-dollar life insurance premiums paid by Owens Corning which were invested on his behalf in 1999, 1998 and 1997, respectively. Mr. Hiner reimburses Owens Corning for the portion of the premium which represents term life cost. Of Ms. Smith's numbers, $9,496 and $5,333 were the present values of split-dollar life insurance premiums paid by Owens Corning during 1999 and 1998, respectively. Ms. Smith also reimburses Owens Corning for the portion of the premium representing term life cost.
    Except as indicated in the preceding paragraph, the amounts shown for each of the Named Executive Officers represent contributions made by Owens Corning to such officer's account in the Owens Corning Savings and Profit Sharing Plan during the year indicated.

                              Option Grant Table


  The following table contains information about stock options granted in 1999 to the Named Executive Officers. No stock appreciation rights (SARs) were granted in 1999.

                           Option/SAR Grants in 1999

                                                                   Potential Realizable Value
                                                                               at
                                                                     Assumed Annual Rates of
                                                                              Stock
                                                                     Price Appreciation for
                         Individual Grants                               Option Term(3)
 ----------------------------------------------------------------- ---------------------------
                                     Percent
                                       of
                                      Total
                         Number of  Options/
                         Securities   SARs
                         Underlying  Granted
                          Options/     to     Exercise
                            SARs    Employees  or Base
                          Granted   in Fiscal   Price   Expiration
Name                        (#)       Year    ($/Sh)(1)  Date(2)      5% ($)        10% ($)
----                     ---------- --------- --------- ---------- ------------- -------------
Glen H. Hiner...........  243,000     12.59%   34.8125    2/4/09       5,329,446    13,450,506
Domenico Cecere.........   50,000      2.59%   34.8125    2/4/09       1,096,594     2,767,594
Maura Abeln Smith.......   50,000      2.59%   34.8125    2/4/09       1,096,594     2,767,594
J. Thurston Roach.......   48,000      2.49%   34.8125    2/4/09       1,052,730     2,656,890
David T. Brown..........   36,000      1.87%   34.8125    2/4/09         789,548     1,992,668
All Stockholders........      N/A       N/A        N/A       N/A   1,183,130,503 2,985,996,031

--------
(1) The exercise price (the price that the Named Executive Officer must pay to purchase each share of Owens Corning common stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on February 4, 1999.
(2) Options become exercisable three years after date of grant if Owens Corning common stock achieves a ten-consecutive-day-average-closing-price of $55 or more on or before February 4, 2002 or, if such average-closing-price is not achieved by such date, become exercisable five years after date of grant. Vesting may accelerate in the event of death, disability, retirement, involuntary termination due to job elimination, Change of Control (as defined in the Stock Performance Incentive Plan), and in certain other events at the discretion of the Compensation Committee. Options expire 10 years after the grant date.
(3) The potential realizable value shown for the Named Executive Officers is net of the option exercise price; the value for "All Stockholders" is calculated based on an assumed 10 year option term commencing February 4, 1999, and is net of the common stock closing price and actual shares outstanding on that date. The dollar gains under these columns result from calculations assuming 5% and 10% growth rates in stock price as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of Owens Corning common stock. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to the Named Executive Officers and to other option recipients only if the stock price increases beyond the grant date price shown in the Table during the effective option period.

                 Option/SAR Exercises and Year-End Value Table

  The following table contains information about the options for Owens Corning common stock that were exercised in 1999 by the Named Executive Officers, and the aggregate values of these officers' unexercised options at the end of 1999. None of the Named Executive Officers held stock appreciation rights
(SARs) at December 31, 1999.

    Aggregated Option/SAR Exercises in 1999, and 12/31/99 Option/SAR Values

                                                         Number of
                                                        Securities
                                                        Underlying    Value of Unexercised
                                                        Unexercised       In-the-Money
                                                      Options/SARs at   Options/SARs at
                                                       12/31/99 (#)     12/31/99 ($)(1)
                                                      --------------- --------------------
                         Shares Acquired    Value      Exercisable/       Exercisable/
Name                     on Exercise (#) Realized ($)  Unexercisable     Unexercisable
----                     --------------- ------------ --------------- --------------------
Glen H. Hiner...........      --0--         --0--     346,666/318,000         0/0
Domenico Cecere.........      --0--         --0--       47,501/75,999         0/0
Maura Abeln Smith.......      --0--         --0--       17,334/84,666         0/0
J. Thurston Roach.......      --0--         --0--       22,667/93,333         0/0
David T. Brown..........      --0--         --0--       64,834/58,666         0/0

--------
(1) No options were in-the-money at December 31, 1999.

Retirement Benefits

  Owens Corning maintains a tax-qualified Cash Balance Plan covering certain of its salaried and hourly employees in the United States, including each of the Named Executive Officers, in lieu of the qualified Salaried Employees' Retirement Plan maintained prior to 1996 ("Prior Plan"), which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. In addition, Owens Corning has a non-qualified Executive Supplemental Benefit Plan ("ESBP") to pay eligible employees the difference between the maximum benefits payable under Owens Corning's tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Messrs. Hiner, Cecere and Brown were eligible to receive benefits under both the Cash Balance Plan and the ESBP as of December 31, 1999.

  Cash Balance Plan--Under the Cash Balance Plan, each covered employee's earned retirement benefit under the Prior Plan (including the ESBP) was converted to an opening cash balance. Each year, Owens Corning credits to each covered employee's account 2% of such employee's covered pay up to 50% of the Social Security Taxable Wage Base and 4% of covered pay in excess of such wage base. For this purpose, covered pay includes base pay, overtime pay, other wage premium pay and annual incentive bonuses payable during the year. Cash Balance Plan accounts earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees may receive their account balance as a lump sum or as a monthly payment when they leave Owens Corning.

  For employees who were at least age 40 with 10 years of service as of December 31, 1995 ("Grandfathered Employees"), including Mr. Brown, the credit percentages applied to covered pay are increased pursuant to a formula based on age and years of service on such date. In addition, Grandfathered Employees are guaranteed that, through the year 2000, they will earn at least as much under the Cash Balance Plan as they would have earned under the Prior Plan (in each case including the ESBP).

  The estimated annual annuity amounts payable under the Cash Balance Plan (including the ESBP) to the Named Executive Officers at age 65 are: Mr. Hiner, $110,427; Mr. Cecere, $102,324; Ms. Smith, $143,089; Mr. Roach, $30,025; and
Mr. Brown, $192,497. These estimated amounts assume continued employment and current levels of covered pay through age 65, and are based on estimated interest rates.

  Supplemental Executive Retirement Plan--Owens Corning maintains a Supplemental Executive Retirement Plan ("SERP") covering certain executive officers, including Ms. Smith, who join Owens Corning in mid-career. The SERP provides for a lump sum payment following termination of employment equal to a multiple of the covered employee's Cash Balance Plan balance minus an offset equal to the present value of retirement benefits attributable to prior employment. The applicable multiplier for each covered employee ranges from 0 to 4 (determined by the covered employee's age when first employed by Owens Corning) and is 1.7 in the case of Ms. Smith. The estimated annual annuity amount payable to Ms. Smith to satisfy the lump sum obligation under this plan at age 65, under the assumptions described in the preceding paragraph, is $243,251, less the annualized offset (not yet calculable by Owens Corning) due to her prior employment.

  Other Arrangements--Mr. Hiner's Employment Agreement calls for him to receive a pension which will, together with amounts payable under his prior employer's pension plan, any qualified defined benefit plan maintained by Owens Corning, and Social Security, total 60% of his "average annual compensation" (the pension he would have obtained had he remained with his prior employer until retirement). His "average annual compensation" is one third of his highest 36 months of compensation from Owens Corning or his prior employer.

  Owens Corning has agreed to provide Mr. Cecere a supplemental pension providing a benefit, under the pension plan formula in existence on his employment date, determined as if he had earned two additional years of credited service for each year employed until age 55. Mr. Cecere is now 50.

  In 1992, Owens Corning established a Pension Preservation Trust for amounts payable under the ESBP as well as under the individual pension arrangements described above. Each year, the Compensation Committee determines (except with respect to Mr. Hiner, where payments are contractually determined) the participants in and any amounts to be paid with respect to the Pension Preservation Trust, which may include a portion of benefits earned under the ESBP and the pension agreements described above. During 1999, pretax payments of $115,390 and $150,827 were made to the Trust for the accounts of Messrs. Cecere and Brown, respectively. Income from the Trust is distributed annually to participants, which reduces the pension otherwise payable at retirement.

Employment and Severance Agreements

  Mr. Hiner is employed under an amended agreement which continues through the date of Owens Corning's annual meeting of stockholders in 2002. Under this agreement, Mr. Hiner would receive a lump sum termination payment equal to 330% of his base salary if he were to be terminated by Owens Corning without "cause," or if he should terminate his employment for "good reason," as defined by the terms of the agreement. Mr. Hiner is entitled to an annual salary review, and any salary approved may not be decreased in a later year. Mr. Hiner is also to receive a contractual bonus calculated as a percentage of base pay based upon mutually agreed entry, target and maximum company performance objectives. For 1999, these performance objectives were the same as those applicable to the other participants in Owens Corning's Corporate Incentive Plan.

  Owens Corning also has entered into severance arrangements with each of the other Named Executive Officers. These agreements provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years' annual incentive payments or the average of the three previous years' annual incentive targets, whichever is greater) plus continuation of insurance benefits for a period of up to two years and, in the case of Messrs. Cecere and Brown, a payment equal to the additional lump sum pension benefit that would have accrued had such individuals been three years older, with three additional years of service, at the time of employment termination. The base salaries as of December 31, 1999 of these Named Executive Officers are as follows: Mr. Cecere $450,000, Ms. Smith $450,000, Mr. Roach $425,000, and Mr. Brown $300,000.

Performance Graph

  The Securities and Exchange Commission requires that the total return on Owens Corning's common stock be compared with the S&P 500 Stock Index and a peer group, which is illustrated in the following graph. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                       [Performance Graph appears here]
                            CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1994 with dividends reinvested

                  OWENS CORNING  S&P 500(R)   DOW JONES BUILDING MATERIALS
                  ----------     ---------    ----------------------------
DEC-94            $100           $100         $100
DEC-95            $141           $138         $137
DEC-96            $134           $169         $163
DEC-97            $108           $226         $199
DEC-98            $113           $290         $230
DEC-99            $ 63           $351         $188

PROPOSAL 2. APPROVAL OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors upon the recommendation of the Audit Committee has selected the firm of Arthur Andersen LLP as independent public accountants for Owens Corning for the year 2000. That firm has acted as independent public accountants for Owens Corning since 1938. If the stockholders do not approve this selection, the Board of Directors will consider selecting and employing some other firm of well-known independent public accountants for 2000.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to stockholders' questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3. STOCKHOLDER PROPOSAL CONCERNING CLASSIFIED BOARD

  Owens Corning has been notified that the New York City Teachers' Retirement System intends to present the shareholder proposal set forth below for consideration at the Annual Meeting. Owens Corning will promptly furnish the address and stock ownership of such proponent to any stockholder who requests same by oral or written request to the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659.

  The Board of Directors recommends that you vote against this proposal for the reasons described in its Statement in Opposition, which is set forth immediately below the text of the proponent's proposal and supporting statement.

                          "SHAREHOLDER PROPOSAL

                         REPEAL CLASSIFIED BOARD

       Submitted on behalf of the New York City Teachers'
     Retirement System by Alan G. Hevesi, Comptroller of the City of New York.

       BE IT RESOLVED, that the stockholders of Owens Corning request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                          SUPPORTING STATEMENT

       We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

       In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

       We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually."

           BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 3

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3 FOR THE FOLLOWING REASONS:

  The Board of Directors believes that a classified board is in the best interests of the Company and its stockholders. Unlike corporations that have had a classified board since their incorporation, Owens Corning submitted adoption of its classified board to a vote of its stockholders. In 1984, holders of 84% of the votes cast voted to divide Owens Corning's Board of Directors into three classes, with approximately one-third of the directors elected annually. Similar procedures for a staggered election approval have been adopted by most major corporations and, in fact, more than half of the other S&P 500 companies provide for the election of their directors in this manner.

  In the Board's opinion, a classified board continues to best serve Owens Corning and its stockholders for a variety of reasons, including: (1) it provides continuity and stability of leadership; (2) it allows the Company to better implement long-term strategies and focus on long-term performance; (3) it promotes a more orderly process for directors to consider any and all alternatives to maximize Company performance and shareholder value, in exercise of their fiduciary duties; and (4) it best positions the directors to maximize shareholder value in the face of takeover attempts.

  While classified boards generally provide greater continuity and stability in the management of the business affairs of a company, the diverse nature of Owens Corning's business issues and the accelerating need for specialized knowledge and judgment necessitates that Owens Corning's directors be familiar with the various elements of the Company's businesses and critical issues. Staggered terms promote the likelihood that a majority of the directors at any given time have such experience and familiarity, and are therefore better positioned to make critical strategic decisions. Further, a classified board helps Owens Corning attract and retain qualified individuals, who might otherwise be unwilling to invest the substantial time and dedication necessary to understand the Company and its operations. Keeping a classified board helps assure that individuals familiar with the unique demands of Owens Corning will continue to serve the Company and its stockholders as directors.

  The Board remains committed to corporate accountability and does not accept the proposition that a classified board somehow insulates directors from responsibility. All directors are required to uphold their fiduciary duties to the Company and its stockholders regardless of the length of their term of office. A classified board still permits stockholders to annually change up to one-third of the Company's directors, and strikes the right balance between the ability of stockholders to evaluate the Board's performance and the need for continuity, stability and long-term strategic business considerations. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they are elected for terms of one year or three.

  In addition, the Board has instituted a number of measures that assure the accountability and independence of its members. The Board of Directors consists almost exclusively of non-employee directors, so that the Board has a high degree of independence from management. The Company also has a Corporate Governance Committee, consisting solely of outside directors, which annually reviews the appropriate skills and characteristics required of Board members. The Board's Compensation Committee and Audit Committee are also comprised solely of independent directors.

  Finally, the Board believes that a classified board provides a necessary protection against the ability of a third party to obtain control of the Company using coercive or unfair takeover tactics, with inadequate consideration being paid to stockholders. Since a classified board prevents removal of the entire Board in a single election, the incumbent directors have the time and leverage necessary to negotiate more favorable terms for stockholders, or to consider and pursue alternatives to enhance shareholder value and more effectively represent the interests of all stockholders of the Company.

  FOR THE REASONS OUTLINED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

  Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. However, stockholders should note that approval of this proposal by a majority of the votes cast at the Annual Meeting would not by itself eliminate the Company's classified board. The proposal is only a recommendation. Eliminating the classified board requires an amendment to the Company's Certificate of Incorporation. Under the Company's Certificate of Incorporation and the laws of Delaware, where the Company is incorporated, to eliminate the classified board, the Board of

Directors would first have to authorize an amendment to the Certificate of Incorporation. Holders of at least 66 2/3 percent of the outstanding shares of common stock would then have to approve that amendment.

OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters come before the meeting, it is intended that the holders of the proxies will vote on them in their discretion.

Stockholder Proposals For 2001 Annual Meeting

  In order to be considered for inclusion in Owens Corning's proxy statement and form of proxy relating to the 2001 annual meeting of stockholders, a stockholder proposal must be received by the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659 on or before November 17, 2000. Under Owens Corning's by-laws, notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 is untimely if delivered to the Secretary of Owens Corning at the address shown above less than 60 days prior to the meeting. The Corporate Governance Committee will consider nominees for the Board recommended by stockholders. Any stockholder desiring to recommend a nominee should write to the Secretary of Owens Corning at the address shown above.

Annual Report

  An annual report including financial statements for the year ended December 31, 1999 ("Annual Report to Stockholders") has been mailed to all stockholders of record as of February 21, 2000, the Record Date for the Annual Meeting.

Form 10-K Report

  Owens Corning will provide without charge to any person who was a beneficial owner of common stock on February 21, 2000 a copy of Owens Corning's Annual Report on Form 10-K for 1999, as filed with the Securities and Exchange Commission. Requests should be addressed to Owens Corning, Document Center 3, One Owens Corning Parkway, Toledo, Ohio 43659.

Solicitation of Proxies

  Proxies will be solicited on behalf of the Board of Directors in person or by mail, telephone, or other electronic means. Solicitation costs will be paid by Owens Corning. Copies of proxy material and of the Annual Report to Stockholders will be supplied to banks, brokerage houses and other custodians, nominees and fiduciaries for the purpose of soliciting proxies from beneficial owners. Owens Corning will reimburse such parties for their reasonable expenses in this effort.

  Owens Corning has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $12,000, plus distribution costs and other expenses.

Voting Procedures

  The holders of a majority of shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum. All shares represented by duly executed proxies will be voted for the election of the nominees named in Proposal 1 as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to Proposals 2 and 3, shares will be voted for or against, or abstained from voting, as specified on each proxy. If no choice is indicated, a proxy will be voted for Proposal 2 and against Proposal 3. Broker non-votes and abstentions will have no effect on the outcome of the Proposals.

Voting Securities

  Stockholders of record at the close of business on February 21, 2000 will be eligible to vote at the Annual Meeting. The voting securities of Owens Corning consist of its $0.10 par value common stock, of which 55,485,313 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.

[LOGO OF OWENS CORNING]

OWENS CORNING WORLD HEADQUARTERS
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO, U.S.A. 43659

                         Please mark your votes as indicated in this example [X]

                                                                           PROXY

The Board of Directors recommends a vote "FOR" Items 1 and 2------
                                                                  |     WITHHELD
ITEM 1 - Election of the following nominees as Directors:        FOR    FOR ALL
         01. Norman P. Blake, Jr.  02. Leonard S. Coleman, Jr.   [_]      [_]
         03. W. Ann Reynolds

WITHHELD FOR (Write nominee's name)

-----------------------------------

                                                           FOR  AGAINST  ABSTAIN
ITEM 2 - Approval of selection of independent accountants  [_]    [_]      [_]


The Board of Directors recommends a vote "AGAINST" Item 3----------
                                                                   |
ITEM 3 - Stockholder proposal concerning classified board  FOR  AGAINST  ABSTAIN
                                                           [_]    [_]      [_]


                                        To act in their discretion on such other matters as may come before said meeting or any adjournment thereof


Signature(s) ____________________________________________ Date _________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                  . IF VOTING BY MAIL, FOLD AND DETACH HERE .


Instructions for Voting

Owens Corning offers you 3 alternative ways to vote by proxy, without attending the meeting:

 . INTERNET (using a browser)     . TELEPHONE (using a touch-tone phone)
 . MAIL (using the proxy card)

Your INTERNET or TELEPHONE vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

INTERNET VOTING (Available only until 4:00 p.m. Eastern time on April 19, 2000)

 . Visit our internet voting website at http://www.proxyvoting.com/owc
 . Enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Follow the instructions on your screen.
 . You will incur only your usual internet charges, if applicable.
 . Do not mail your proxy card.

TELEPHONE VOTING (Available only until 4:00 p.m. Eastern time on April 19, 2000)

 . This method is available only for stockholders calling from the U.S. or
  Canada.
 . On a touch-tone telephone, call TOLL FREE 1-800-840-1208 anytime. There is no charge to you for this call.
 . You will be asked to enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Have your proxy card in front of you so that you can vote on the items described on the proxy card when asked.
 . Do not mail your proxy card.

VOTING BY MAIL

 . Mark, date and sign the proxy card above and return it in the postage-paid envelope enclosed.
 . If you vote by internet or telephone, please do not mail your proxy card.

PROXY                                                                     [LOGO]
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                OWENS CORNING

   The undersigned stockholder(s) of Owens Corning hereby appoints GLEN H. HINER, W. WALKER LEWIS and FURMAN C. MOSELEY, JR., and each of them, with full power of substitution and revocation (the action of a majority of them or their substitutes present and acting, or if only one be present and acting then the action of such one, to be in any event controlling), proxies of the undersigned with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Owens Corning to be held April 20, 2000, or any adjournment thereof, hereby revoking any other proxy heretofore given.

   This Proxy when properly authorized using one of the three alternative voting methods described on the reverse will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the nominees named in Item 1, FOR the Proposal referred to in Item 2, and AGAINST the Proposal referred to in Item 3.

         (Continued, and to be voted as described, on the other side)


--------------------------------------------------------------------------------
                  . IF VOTING BY MAIL, FOLD AND DETACH HERE .

                     Please mark your votes as indicated in this example [X]

                                                                 INSTRUCTION
                                                                     CARD

The Board of Directors recommends a vote "FOR" Items 1 and 2-------
                                                                   |    WITHHELD
ITEM 1 -- Election of the following nominees as Directors:        FOR   FOR ALL
          01. Norman P. Blake, Jr. 02. Leonard S. Coleman, Jr.    [_]     [_]
          03. W. Ann Reynolds

WITHHELD FOR (Write nominee's name)

-----------------------------------

                                                           FOR  AGAINST  ABSTAIN
ITEM 2 - Approval of selection of independent accountants  [_]    [_]      [_]


The Board of Directors recommends a vote "AGAINST" Item 3---------
                                                                  |
ITEM 3 - Stockholder proposal concerning classified board FOR  AGAINST  ABSTAIN
                                                          [_]    [_]      [_]

                                       To act in their discretion on such other matters as may come before said meeting or any adjournment thereof

I hereby authorize Fidelity Management Trust Company, as Trustee under the Owens Corning Savings and Profit Sharing Plan and Savings and Security Plan, to vote the shares of Owens Corning Common Stock held for my account under said Plans.

Signature(s) _____________________________________________ Date _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                   .IF VOTING BY MAIL, FOLD AND DETACH HERE.

Instructions for Voting

You have 3 alternative ways to instruct the Trustee to vote:

 . INTERNET (using a browser)              . TELEPHONE (using a touch-tone phone)
 . MAIL (using the instruction card)

Your INTERNET or TELEPHONE vote instructs the Trustee to vote your shares in the same manner as if you had returned your instruction card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

INTERNET VOTING (Available only until 4:00 p.m. Eastern time on April 18, 2000)

 . Visit our internet voting website at http://www.proxyvoting.com/owc
 . Enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Follow the instructions on your screen.
 . You will incur only your usual internet charges, if applicable.
 . Do not mail your instruction card.

TELEPHONE VOTING (Available only until 4:00 p.m. Eastern time on April 18, 2000)

 . This method is available only for stockholders calling from the U.S. or
  Canada.
 . On a touch-tone telephone, call TOLL FREE 1-800-840-1208 anytime. There is no charge for this call.
 . You will be asked to enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Have your instruction card in front of you so that you can vote on the items described on the instruction card when asked.
 . Do not mail your instruction card.

VOTING BY MAIL

 . Mark, date and sign the instruction card above and return it in the postage-paid envelope enclosed.
 . If you vote by internet or telephone, please do not mail your instruction card.

INSTRUCTION CARD
                ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 2000            [LOGO]
                                 OWENS CORNING
                        Savings and Profit Sharing Plan
                           Savings and Security Plan

To Fidelity Management Trust Company, Trustee* of the Plans:

     Receipt of proxy soliciting material for above meeting is acknowledged. You are directed to vote the number of shares reflecting my interest in each of the Plans on February 21, 2000, the record date for the meeting and any adjournment thereof, and to effect that vote by executing a proxy or proxies in the form solicited by the Board of Directors of Owens Corning, as indicated on the reverse side.
            THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE
                             PLEASE VOTE PROMPTLY
     The Trustee of each Plan will vote shares for which a proper voting instruction is not received in the same proportion as the shares for which instructions have been received for such Plan. Voting instructions must be received by April 18, 2000.

*ChaseMellon has been appointed Agent to tally the votes.

         (Continued, and to be voted as described, on the other side)

--------------------------------------------------------------------------------

                   .IF VOTING BY MAIL, FOLD AND DETACH HERE.

TO PARTICIPANTS IN PLANS
HOLDING OWENS CORNING COMMON STOCK                                        [LOGO]

     The Annual Meeting of Owens Corning Stockholders will be held Thursday, April 20, 2000, 2 p.m., at One Owens Corning Parkway, Toledo, Ohio.

     Through your plan participation, you are the beneficial owner of Owens Corning stock. As a participant in the plan, you have the right to instruct your Trustee to vote your shares in accordance with your wishes. As described on the other side, you may send your voting instructions via the internet, telephone or mail. Regardless of the method you use, your voting instructions are completely confidential.

     I look forward to seeing you at our annual meeting, Thursday, April 20, 2000 in Toledo.

                                            Sincerely,

                                            /s/ [SIGNATURE LOGO]

                         Please mark your votes as indicated in this example [X]

                                                                     INSTRUCTION
                                                                        CARD

The Board of Directors recommends a vote "FOR" Items 1 and 2------
                                                                  |     WITHHELD
ITEM 1 - Election of the following nominees as Directors:        FOR    FOR ALL
         01. Norman P. Blake, Jr.  02. Leonard S. Coleman, Jr.   [_]      [_]
         03. W. Ann Reynolds

WITHHELD FOR (Write nominee's name)

-----------------------------------

                                                           FOR  AGAINST  ABSTAIN
ITEM 2 - Approval of selection of independent accountants  [_]    [_]      [_]


The Board of Directors recommends a vote "AGAINST" Item 3----------
                                                                   |
ITEM 3 - Stockholder proposal concerning classified board  FOR  AGAINST  ABSTAIN
                                                           [_]    [_]      [_]

                                        To act in their discretion on such other matters as may come before said meeting or any adjournment thereof



I hereby authorize Fidelity Investments Canada Limited, as Trustee under the Owens Corning Canada Inc. Consolidated Retirement Plan and Global Stock Plan, to vote the shares of Owens Corning Common Stock held for my account under said Plans.

Signature(s) ____________________________________________ Date _________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                  . IF VOTING BY MAIL, FOLD AND DETACH HERE .


Instructions for Voting

You have 3 alternative ways to instruct the Trustee to vote:

 . INTERNET (using a browser)     . TELEPHONE (using a touch-tone phone)
 . MAIL (using the instruction card)

Your INTERNET or TELEPHONE vote instructs the Trustee to vote your shares in the same manner as if you had returned your instruction card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

INTERNET VOTING (Available only until 4:00 p.m. Eastern time on April 18, 2000)

 . Visit our internet voting website at http://www.proxyvoting.com/owc
 . Enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Follow the instructions on your screen.
 . You will incur only your usual internet charges, if applicable.
 . Do not mail your instruction card.

TELEPHONE VOTING (Available only until 4:00 p.m. Eastern time on April 18, 2000)

 . This method is available only for stockholders calling from the U.S. or
  Canada.
 . On a touch-tone telephone, call TOLL FREE 1-800-840-1208 anytime. There is no charge to you for this call.
 . You will be asked to enter the CONTROL NUMBER located in the box in the lower right hand corner of this form.
 . Have your instruction card in front of you so that you can vote on the items described on the instruction card when asked.
 . Do not mail your instruction card.

VOTING BY MAIL

 . Mark, date and sign the instruction card above and return it in the postage-
  paid envelope enclosed.
 . If you vote by internet or telephone, please do not mail your instruction card.

INSTRUCTION CARD                                                          [LOGO]
                ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 2000
                                 OWENS CORNING
                  Owens Corning Canada Inc. Global Stock Plan
            Owens Corning Canada Inc. Consolidated Retirement Plan

To Fidelity Investments Canada Limited, Trustee* of the Plans:

   Receipt of proxy soliciting material for above meeting is acknowledged. You are directed to vote the number of shares reflecting my interest in each of the Plans on February 21, 2000, the record date for the meeting and any adjournment thereof, and to effect that vote by executing a proxy or proxies in the form solicited by the Board of Directors of Owens Corning, as indicated on the reverse side.

            THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE
                             PLEASE VOTE PROMPTLY

Voting instructions must be received by April 18, 2000.

*ChaseMellon has been appointed Agent to tally the votes.

         (Continued, and to be voted as described, on the other side)




--------------------------------------------------------------------------------
                  . IF VOTING BY MAIL, FOLD AND DETACH HERE .

                                                                          [LOGO]
TO PARTICIPANTS IN PLANS
HOLDING OWENS CORNING COMMON STOCK

   The Annual Meeting of Owens Corning Stockholders will be held Thursday, April 20, 2000, 2 p.m., at One Owens Corning Parkway, Toledo, Ohio.

   Through your plan participation, you are the beneficial owner of Owens Corning stock. As a participant in the plan, you have the right to instruct your Trustee to vote your shares in accordance with your wishes. As described on the other side, you may send your voting instructions via the internet, telephone or mail. Regardless of the method you use, your voting instructions are completely confidential.

   I look forward to seeing you at our annual meeting, Thursday, April 20, 2000 in Toledo.

                                             Sincerely,

                                             /s/ [SIGNATURE LOGO]